EXHIBIT 99.1

CARS NEWS RELEASE

FOR IMMEDIATE RELEASE

Cars.com Inc. Announces CFO Resignation; Jandy Tomy named Interim Chief Financial Officer

Company Reiterates 2019 Guidance

CHICAGO, Dec. 16, 2019 – Cars.com Inc. (NYSE: CARS) today announced the resignation of Becky Sheehan, Chief Financial Officer, effective Jan. 10, 2020. Becky has served as CFO of CARS since January 2017 and will leave the Company to pursue a new opportunity with a private equity portfolio company.

“On behalf of the CARS team, I want to thank Becky for her many contributions to the Company. She built a strong Finance organization in preparation of CARS becoming a standalone publicly traded company in 2017 and has continued to develop a deep bench of talented Finance executives,” said Alex Vetter, Chief Executive Officer of CARS. “Becky was also instrumental in the transformation of CARS expanding from a traditional listings business to a full-service marketing and solutions provider that enables our dealer and OEM customers to compete in an increasingly digital market. We thank Becky for her dedication and wish her well in future endeavors.”

“I am proud of what CARS has accomplished in a period of rapid transformation. The Company is well positioned to deliver on its strategic plans and to continue its financial strength,” said Becky Sheehan. “I am grateful for the opportunity to have partnered with Alex and to have worked with so many talented colleagues.”

The Company has appointed Jandy Tomy, Vice President of Treasury and Investor Relations, to serve as interim CFO. Jandy has been at CARS since March 2017 and has more than 20 years of public company experience in various financial and accounting roles. A prominent search firm has been retained to fill the permanent CFO position.

CARS reaffirms the previously communicated 2019 outlook made November 6, 2019.

####

ABOUT CARS.COM INC.

Cars.com Inc. is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace site Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, Cars.com Inc. enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, Cars.com Inc. acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

Cars.com Inc. properties include DealerRater®, Dealer Inspire®, Auto.com™, PickupTrucks.com® and NewCars.com®. For more information, visit www.Cars.com.

Media Contact: Marita Hudson Thomas, mthomas@cars.com, 312-601-5692

Investor Relations Contact: Elizabeth Saunders, ir@cars.com